Exhibit 10.14A

October 30, 2015

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Attn: Kathleen Milazzo & Diana Kolar

Ladies and Gentlemen:

Goldman Sachs Lending Partners LLC (“GS Lending Partners” or “we”) hereby refers to the Summary of Terms and Conditions for Square, Inc. (the “Borrower”) dated October 2015 for the $350,000,000 Senior Secured Revolving Credit Facility referenced therein. Subject to completion of documentation satisfactory to GS Lending Partners, we are pleased, on behalf of our self and our lending affiliates (collectively, “Goldman Sachs”) (a) to commit up to $75,000,000 to the Facility and (b) subject to customary terms and conditions, if a Qualifying Capital Raise is consummated on or before April 29, 2016 and commitments under the Facility are increased to no less than $375,000,000 on or before April 29, 2016, to commit up to an additional $25,000,000 to the Facility.

Our commitment is made on the understanding that at closing of the Facility, Goldman Sachs will receive an upfront fee that is at least equal to the upfront fee paid to any other lender whose offered commitment amount is equal to or less than that of ours.

Our decision to issue this commitment is based on Goldman Sachs’ independent investigation of the financial condition, creditworthiness, affairs and status of the Borrower as Goldman Sachs has deemed appropriate and not in reliance on you or your affiliates, or any material or information provided to Goldman Sachs by you or any of your affiliates, which, if so furnished, is hereby acknowledged by us to have been for informational purposes only and without representation or warranty by you or your affiliates. We acknowledge that you have no duty or responsibility, either initially or on a continuing basis, to provide Goldman Sachs with any credit or other information with respect to the Borrower, whether such information came into your possession before we issued this commitment or at any time thereafter.

We acknowledge and agree that no secondary selling or offers to purchase the loans will occur until such time as you declare the primary syndication to be complete, subject to such period not extending beyond thirty days from the closing of the Facility; provided that syndication shall be deemed to be complete upon the making of allocations by the arranger and the arranger freeing the Facility to trade. Furthermore, we represent that this commitment represents a commitment from Goldman Sachs only, and does not in any way include a commitment or other arrangement from any other affiliated or non-affiliated institution. In addition, Goldman Sachs’ commitment will terminate if the Facility does not close on or before November 30, 2015.

This letter shall be governed by the laws of the State of New York.

Sincerely,

/s/ Rebecca Kratz

Authorized Officer: Rebecca Kratz

Title: Authorized Signatory

Lender: Goldman Sachs Lending Partners LLC